Company Contacts:	Investor Contacts:
Restore Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
J. Robert Paulson, Jr., CEO	Kim Sutton Golodetz (Kgolodetz@lhai.com)
Christopher R. Geyen, CFO	(212) 838-3777
(651) 634-3111	Bruce Voss (Bvoss@lhai.com)
www.restoremedical.com	(310) 691-7100
RESTORE MEDICAL REPORTS SECOND QUARTER RESULTS
Conference call begins today at 5:00 p.m. Eastern time
ST. PAUL, Minn. (August 2, 2007) — Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System, today announced financial results for the three and six months ended June 30, 2007. The Pillar Palatal Implant System is a proven and effective in-office treatment for people suffering from snoring and mild to moderate obstructive sleep apnea (OSA) that improves the lifestyles of patients and their bed partners by helping them to sleep better, feel better and live better.
Second Quarter Financial Results
Net sales for the second quarter of 2007 were $1.0 million, compared with net sales of $1.8 million for the second quarter of 2006. U.S. sales were $950,000 compared with $1.4 million for the second quarter of 2006, and international sales were $86,000 compared with $411,000 for the prior year’s second quarter. The decrease in domestic sales is due to the disruption caused by the restructuring of the Company’s sales organization and implementation of the sales and marketing strategies required to support the new integrated consultative sales approach that the Company initiated in the fourth quarter of 2006. The decrease in international sales was primarily due to lower sales to the Company’s two largest distributors for the Asia Pacific market, combined with the Company’s decision in the fourth quarter of 2006 to focus on the higher margin U.S. business and to significantly decrease the near-term investment in international business.
The gross margin as a percent of net sales for the second quarter of 2007 was 73%, compared with 74% in the second quarter of 2006.
The reported net loss attributable to common stockholders in the second quarter of 2007 was $3.5 million, or $0.22 per share, compared with a net loss of $23.0 million, or $2.74 per share, in the second quarter of 2006. The net loss attributable to common stockholders during the second quarter of 2006 included a non-cash charge of $20.8 million, or $2.48 per share, for a deemed non-cash dividend to Series C and C-1 preferred stockholders related to the adjustment of their conversion price prior to conversion from preferred stock to common stock as part of the Company’s IPO. Excluding the deemed non-cash dividend to preferred stockholders, the net loss for the second quarter of 2006 was $2.2 million, or $0.26 per share.
“Our second quarter financial results were in line with our expectations and reflect the ongoing transition of our U.S. sales organization while implementing new integrated consultative sales and marketing programs,” said Bob Paulson, President and CEO of Restore Medical. “For the majority of the second quarter of 2007, we had six open sales territories. We have successfully hired 14 new sales reps since the fourth quarter of 2006 and we continue to recruit sales reps with the profile and consultative medical device sales experience we require for our business. While this transition has been more disruptive than we anticipated, we have a considerably stronger sales organization with significant experience in the development of self-pay, office-based, medical device markets.”

Paulson continued, “We are encouraged by several of the key metrics we use to track our business, including increases in the number and frequency of re-orders. We believe these results demonstrate a healthy core business with significant growth potential. Our sales efforts are focused on increasing Pillar utilization with selected physicians who are committed to building their sleep disordered breathing practices, and providing them with comprehensive, valued-added practice support and development services and programs.”
Year-to-Date Financial Results
Net sales for the first six months of 2007 were $2.2 million, compared with $3.6 million for the comparable period in 2006. U.S. sales were $2.0 million compared with $2.6 million in the prior-year period, and international sales were $197,000 compared with $1.0 million for the first half of 2006. Factors affecting the comparative six-month sales are generally consistent with those discussed above for the current quarter. The gross margin was 75% of net sales for the first half of 2007, compared with 70% of net sales for the first half of 2006.
The reported net loss attributable to common stockholders in the first half of 2007 was $7.7 million, or $0.48 per share. This compares with a net loss of $26.0 million, or $5.38 per share for the first half of 2006, or $5.2 million, or $1.08 per share, excluding the deemed non-cash dividend to preferred stockholders, in the first half of 2006.
Annual Meeting of the American Academy of Otolaryngology Head & Neck Surgery Foundation
The Annual Meeting of the American Academy of Otolaryngology, Head and Neck Surgery Foundation (AAO-HNSF) will be held September 16-19, 2007 in Washington D.C. One of the highlights for Restore Medical at this meeting will be a presentation of the data from a 100-patient Level 1 multi-center Pillar placebo clinical study treating patients with mild to moderate OSA.
Financial Outlook
The Company expects to see a sequential improvement in domestic revenue during the third and fourth quarters of 2007, while maintaining the same level of operating expenses as in the second quarter. Consistent with previously issued guidance, international sales for 2007 will remain lower than 2006 as the Company focuses on managing, but not investing in, the lower-margin international business.
Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its expected growth in net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market demand and acceptance of the Company’s products, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.

Conference Call and Webcast Information
Management will be hosting an investment-community conference call today beginning at 5:00 p.m. Eastern time (4:00 p.m. Central time) to discuss these financial results, to provide a business update and to answer questions. To participate in the live call by telephone, please dial (800) 642-1381 from the U.S., or (706) 634-7417 from outside the U.S. The conference ID is 11192565.
Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of Restore Medical’s website at www.restoremedical.com. A replay will be available on the website. A telephone replay will be available from 7:00 p.m. Eastern time on August, 2, 2007 through 11:59 p.m. Eastern time on August 4, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 11192565.
About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.
For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s websites at www.restoremedical.com or www.pillarprocedure.com.

RESTORE MEDICAL, INC.
Condensed Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$1,036	$1,810	$2,160	$3,562
Cost of sales (1)	276	465	544	1,055

Gross margin	760	1,345	1,616	2,507

Operating expenses:
Research and development (1)	807	807	1,859	1,420
General and administrative (1)	1,402	945	2,717	2,461
Sales and marketing (1)	2,091	2,415	4,825	4,292

Total operating expenses	4,300	4,167	9,401	8,173

Loss from operations	(3,540)	(2,822)	(7,785)	(5,666)

Other income (expense):
Interest income	233	202	517	230
Interest expense	(181)	(202)	(377)	(286)
Preferred stock warrant gain	—	663	—	500
Other, net	(4)	2	(4)	11

Total other income	48	665	136	455

Net loss	$(3,492)	$(2,157)	$(7,649)	$(5,211)

Deemed dividend from revision of preferred stock conversion price	—	20,799	—	20,799

Net loss attributable to common stockholders	$(3,492)	$(22,956)	$(7,649)	$(26,010)

Basic and diluted net loss per common share before deemed dividend from revision of preferred stock conversion price	$(0.22)	$(0.26)	$(0.48)	$(1.08)
Effect of deemed dividend from revision of preferred stock conversion price	—	(2.48)	—	(4.30)

Basic and diluted net loss per common share	$(0.22)	$(2.74)	$(0.48)	$(5.38)

Basic and diluted weighted average common shares outstanding	16,083,264	8,365,137	16,027,914	4,831,015

(1) Includes stock-based compensation of:
Cost of sales	$28	$17	$51	$25
Research and development	54	32	76	55
General and administrative	378	261	843	546
Sales and marketing	64	69	158	98

	$524	$379	$1,128	$724

RESTORE MEDICAL, INC.
Condensed Balance Sheets
(Unaudited, in thousands, except share amounts)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$5,955	$11,377
Short-term investments	9,581	12,463
Accounts receivable, net of allowance for doubtful accounts of $103 and $86, respectively	764	1,262
Related-party receivables	52	33
Inventories	674	598
Prepaid expenses	357	237
Other current assets	65	10

Total current assets	17,448	25,980
Machinery and equipment, net	519	539
Deferred debt issuance costs, net of accumulated amortization of $189 and $108, respectively	185	246

Total assets	$18,152	$26,765

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$107	$670
Accrued expenses	319	939
Accrued payroll and related expense	472	519
Current portion of long-term debt, net of debt discount of $37 and $37, respectively	2,337	2,192

Total current liabilities	3,235	4,320
Long-term debt, net of debt discount of $18 and $37, respectively	1,655	2,863
Other long-term liabilities	15	14

Total liabilities	4,905	7,197

Stockholders’ equity:
Common stock $0.01 par value: 50,000,000 shares authorized; issued and outstanding 15,720,091 and 15,534,244 shares, respectively	157	155
Additional paid-in capital	93,644	92,772
Deferred stock-based compensation	(941)	(1,395)
Accumulated deficit	(79,613)	(71,964)

Total stockholders’ equity	13,247	19,568

Total liabilities and stockholders’ equity	$18,152	$26,765